AMENDING AGREEMENT #2

THIS AGREEMENT is made as of the 8 day of ~~August~~ Sept., 2006.

BETWEEN: **BLUEROCK RESOURCES LTD.,** a company having an office at Suite 890, 885 Dunsmuir Street, Vancouver, B.C. V6C 1N5

("BRD")

AND: **URANERZ ENERGY CORPORATION**, a company having an office at Suite 1410, 800 West Pender Street, Vancouver, B.C. V6C 2V6

("Uranerz")

WHEREAS the parties entered into an agreement dated February 17, 2006, as amended by Amendment Agreement #1 dated March 22, 2006 (together, the "Agreement"); which the parties wish to amend in accordance with the terms hereof,

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration received, the parties agree as follows:

1. All capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Agreement.

2. The Agreement is hereby amended as follows:

a) To reflect the increased percentage interest in the Properties being optioned by Uranerz to BRD, all references to "55%" or "55.0 percent" within the Agreement are hereby deleted and replaced with "70%"; including the beginning of the first sentence of section 1. which shall be amended to read: "Uranerz hereby grants to BRD the exclusive right to acquire an undivided 70% interest in the Properties, subject to the terms and conditions of this Letter Agreement..."

b) To reflect the change in the aggregate amount of funds to be paid by BRD to Uranerz to exercise the option, the first paragraph of section 3.A is deleted and replaced with the following:

"A. Payments: The following payments to Uranerz shall be due on or before the following dates:

Due Date	Amount
October 18, 2006	$15,000
October 18, 2007	$20,000
October 18, 2008	$25,000
October 18, 2009	$25,000"

c) All references to "$400,000" in the first paragraph of section 3. are hereby deleted and replaced with "$200,000".

d) To reflect the change in the aggregate amount to be expended by BRD to exercise the Option, the first two paragraphs of section 3.B are deleted and replaced with the following:

"B. Work Expenditures: BRD shall expend the following amounts by each of the following dates on Exploration (as defined in Form 5A) operations on or for the benefit of the Properties:

Deadline	Amount
October 18, 2006	$200,000
October 18, 2007	$250,000
October 18, 2008	$450,000
October 18, 2009	$600,000

Excess amounts expended in any year shall credit against subsequent years' requirements only until such time as BRD has expended $1,500,000 and earned a 70% Participating Interest in the Joint Venture. Failure to meet the work commitments in any year causes forfeiture of 100% interest in the project back to Uranerz."

e) Notwithstanding any provisions of the Agreement to the contrary, in the event BRD does not complete the full $200,000 of expenditures toward Exploration by October 18, 2006, any shortfall will be carried forward to be incurred by October 18, 2007; and the same will not be an event of default by BRD under the Agreement and will not cause or be cause for the termination of the Agreement.

f) All references to "$3,000,000" contained elsewhere in the Agreement are hereby deleted and replaced with "$1,500,000".

g) Section 4. is hereby amended to read as follows:

"Conditions for Entering into Joint Venture Agreement and BRD's Retention of 70% Interest: At such time as BRD has expended $1,500,000 on or before October 18, 2009:

A. The parties shall enter into a joint venture agreement, based upon Form 5A, which shall be modified so as to be consistent with the provisions of this Letter Agreement and to incorporate the terms contained in Attachment 2 hereto;

B. BRD shall contribute, as its Initial Contribution pursuant to section 5.1 of Form 5A, its undivided 70% interest in the Properties;

C. Uranerz shall contribute, as its Initial Contribution pursuant to section 5.1 of Form 5A, its undivided 30% interest in the Properties; and

D. This Letter Agreement shall terminate, and all subsequent operations on and for the benefit of the Properties shall be governed by the Joint Venture Agreement."

h) Section 5 is deleted in its entirety and replaced with the following:

"5. Back-In Rights

A. Assuming that BRD exercises the option to acquire a 70% interest in the Properties, that the Joint Venture is formed, and that Uranerz has not been diluted to a royalty interest, then Uranerz shall have the right and option (the "Back-In Right") to acquire from BRD an additional 21% interest in the Properties and the Joint Venture, exercisable within 120 days following receipt by the parties of a feasibility study on the Properties (or any part thereof), by paying to BRD the following (the "Back-In Price"):

(a) an amount calculated in relation to the quantity of U_3O_8 within the Properties as determined under the said feasibility study, as follows:

   (i) for measured mineral resources, or better, the number of pounds of U_3O_8 (in excess of one million pounds) multiplied by $0.42 (21% of $2.00 per pound); and

   (ii) for indicated mineral resources, the number of pounds of U_3O_8 multiplied by $0.2625 (21% of $1.25 per pound); and

(b) an amount calculated in relation to the quantity of gold within the Property as determined under the said feasibility study, as follows:

   (i) for measured mineral resources, or better, the number of ounces of gold multiplied by $5.25 (21% of $25.00 per ounce); and

   (ii) for indicated mineral resources, the number of ounces of gold multiplied by $3.15 (21% of $15.00 per ounce).

B. To exercise the Back-In Right, Uranerz must give notice to BRD of its intention to exercise the same and pay the Back-In Price within the above mentioned 120 day period.

C. For purposes of this part 5, "feasibility study", "measured mineral resource" and "indicated mineral resources" each have the meanings ascribed thereto in National Instrument 43-101 – *Standards of Disclosure for Mineral Projects*."

In all other respects, the parties ratify and confirm the terms of the Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the aforementioned date.

BLUEROCK RESOURCES LTD.
By Its Authorized Signatory:

P.M. Collins
President & CEO

URANERZ ENERGY CORPORATION
By Its Authorized Signatory:

Glenn Catchpole
PRESIDENT & CEO